AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made December 15, 2008, between Dollar General Corporation, a Tennessee corporation (the “Company”), and Susan S. Lanigan (“Employee”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Employee have previously entered into an Employment Agreement by and between the Company and Employee dated April 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the parties agree to amend the Employment Agreement, effective as of the date hereof, as follows:

1.

Incentive Bonus.  The following sentence shall be added to the end of Section 5(b) of the Employment Agreement as a new last sentence thereof:

“Any bonus payments due hereunder shall be payable to Employee no later than 2½ months after the end of the Company’s taxable year or the calendar year, whichever is later, in which Employee is first vested in such bonus payments for purposes of Section 409A of the Code.”

2.

Release; Timing of Severance Payments.  Section 11(b) of the Employment Agreement shall be amended to delete the first sentence thereof and insert the following sentence in replacement thereof:

“In the event of one of the triggers referenced in Sections 11(a)(i) through (iii) above, then, on the 60th day after Employee’s termination of employment, but contingent upon the execution and effectiveness of the Release attached hereto and made a part hereof, and subject to Section 22(n) below, Employee shall be entitled to the following:”

The Company and Employee hereby agree that any severance amounts that would otherwise have been payable during the 60 day period following Employee’s termination of employment shall instead be payable in a single lump sum on the 60th day after

Employee’s termination, with the remaining severance payments paid in the form of salary continuation payments as set forth under Section 11(b).

3.

Effect of Change in Control.  The Company and Employee hereby agree that the special timing of severance payments described under Section 12(a) of the Employment Agreement for certain terminations of employment following a Change in Control shall apply only in the event that the Change in Control constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code.  In the event that the Change in Control does not constitute a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code, then the timing of any severance payments shall be determined pursuant to Section 11 of the Employment Agreement.  The Company and Employee further agree that any severance amounts which become payable pursuant to Section 12(a) of the Employment Agreement shall become payable on the 60th day after Employee’s termination of employment, but contingent upon the execution and effectiveness of the Release attached to the Employment Agreement.

4.

Section 409A Compliance Generally.  Section 22(n) of the Employment Agreement shall be amended as follows:

a)

Section 22(n)(ii) is hereby amended to delete the sentence therein commencing with the words “Notwithstanding the foregoing” including the immediately following clauses (A) and (B).

b)

Section 22(n)(iv) is hereby deleted in its entirety, and new sentences shall be inserted in lieu thereof to read as follows:

“References under this Agreement to Employee’s termination of employment shall be deemed to refer to the date upon which Employee has experienced a “separation from service” within the meaning of Section 409A of the Code.  All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).”

5.

Continuation of Employment Agreement in Other Respects.  In all other respects, the Employment Agreement shall remain in full force and effect.

6.

Counterparts.  This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement, effective as of the day and the year first set forth above.

DOLLAR GENERAL CORPORATION

By:	/s/ David Tehle
	Name:	David Tehle
	Title:	EVP, CFO

EMPLOYEE

/s/ S. Lanigan
Susan S. Lanigan